Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
December 7, 2006	Evan N. Zeppos
(414) 276-6237 or (414) 491-6610

SUPPORT FUND ESTABLISHED FOR FAMILIES OF MEN KILLED

IN FALK TRAGEDY

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REXNORD STARTS FUND WITH $100,000 CONTRIBUTION

MILWAUKEE, Wis. – Rexnord Industries, LLC, the parent company of Falk Corporation, today announced that a support fund has been established for the families of the three employees who perished in the tragedy that occurred Wednesday at its Milwaukee facility. The company is making an initial $100,000 contribution to the fund.

“We are deeply saddened by yesterday’s terrible accident, and our thoughts and prayers are with the families of those who lost their lives.” said Bob Hitt, CEO of Rexnord Corporation. “We’ve already received many requests from Falk and Rexnord employees and others about how they can help – and we are deeply touched by their response. The support fund we have set up will provide an avenue for the community and our employees to offer aid to those most affected by the accident.”

Those interested in making contributions to the support fund can drop off donations at any M&I Branch or can send donations to: Rexnord Corporation, Attention: Treasurer, 4701 W. Greenfield Avenue, Milwaukee, Wisconsin 53214. Checks should me made out to: Falk Families Survivor Fund. Donations to this fund are not deductible.

“Rexnord has a strong history of helping those in need, as evident when our employees came together when one of our other facilities suffered damage from Hurricane Katrina. Our employees have always been willing to lend a hand, and I’m confident the Falk and Rexnord family, as well as the community, will respond positively during this difficult time.”

Hitt also expressed thanks to the emergency personnel, Mayor Tom Barrett, the Milwaukee County Transit System, the Milwaukee Brewers, Governor Doyle and local businesses for helping to assist the company and its employees.

“This community has been so supportive and it only strengthens our desire and intentions to rebuild here and continue to be a strong company in the community. We have been here more than 100 years, and we want to be here well into the next century.”

Funds will be dispersed to the three families of the deceased. Any requests received prior to December 15, 2006, will be dispersed in the first distribution to assist immediately. Additional information about the support fund is available on the Rexnord Web site, www.rexnord.com.

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